Exhibit 10.1

                        SEPARATION AND RELEASE AGREEMENT
                        --------------------------------


     This separation and release agreement (the "Agreement") is entered into as of the nineteenth day of December, 2005, by and among Teletouch Communications, Inc. ("Teletouch") and J. Kernan Crotty (the "Individual"). (Teletouch and any and all of its direct and indirect, present and former, subsidiaries are hereafter referred to jointly and severally as the "Company.")

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Individual has been employed by Teletouch since November 8, 1998, and is party to an Employment Agreement dated April 1, 2002 which was amended on November 17, 2004 and extended until April 1, 2006 (the "Employment Agreement"); and

     WHEREAS, the Company has contracted to sell its paging operations; and

     WHEREAS, Teletouch is taking broad-based action to reduce its overhead and downsize its management team in anticipation of the sale; and

     WHEREAS, Teletouch and the Individual have agreed that the Individual's services will no longer be required in the day to day operations of Teletouch; and

     WHEREAS, as immediately preceding the execution of this Agreement, the Individual served Teletouch as a Director on its Board of Directors, President, Chief Operating Officer, Chief Financial Officer and Assistant Secretary; and

     WHEREAS, the Individual and the Company desire to provide for the Individual's resignation from the Board of Directors, the termination of his employment agreement with Teletouch and his separation from the Company; and

     WHEREAS, the Individual and the Company desire to resolve amicably any and all claims between the Individual, on the one hand, and the Company on the other hand; and

     WHEREAS, the Individual and the Company wish to enter into this Agreement to terminate, nullify and supersede all prior arrangements among the parties with respect to this matter and to resolve any and all claims and controversies that either party may have with or against the other.

     NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. Termination of Employment. Effective December 20, 2005 (the "Termination Date"), the Individual has (i) ceased to be employed by Teletouch and (ii) resigned as a member of the Board of Directors and as an officer of Teletouch, and (iii) as a director, officer and employee of each and every wholly-owned or partially-owned, direct or indirect subsidiary of the Company. The parties hereto waive any advance notice requirements that may be applicable under any and all agreements between and among the Individual and the Company to any termination of the Individual's employment.

     2. Separation Payment. Teletouch will pay the Individual or will cause the Individual to be paid over time at the annual rate of $240,000 through June 1 , 2006, or $109,846.15 in total, less any and all applicable taxes and other withholdings, and deductions for copayment for health care insurance referenced in Section 4 below, as consideration for entering into this Agreement. Such separation payments (which represent the continuation of the Individual's salary through June 1, 2006) will be paid to the Individual over time in pro rata payments determined in a manner consistent with the Company's existing payroll policies and practices. The separation payments will commence on the "Release Effective Date" (as defined in the General Release attached hereto as Exhibit A) and will terminate on May 31, 2006.

     3. Compensation Through Termination Date. The Individual has previously received all compensation owed to him by the Company through the Termination Date except for salary accrued and unpaid from the last payroll disbursement date and through the date hereof, and no additional amounts shall be payable therefor except for the accrued and unpaid salary for such partial payroll period which amount shall be paid to Individual on the payroll disbursement date next following the date of this Agreement. The Individual will not be entitled to any bonus, pro rata or otherwise, that has not been already paid to the Individual.

     4. No Further Company Benefits. The Individual will not be entitled to participate in any employee or fringe benefit plan of the Company for any period after the Termination Date; provided that the Company will continue to provide to the Individual those medical insurance benefits currently being provided to the Individual (subject to the existing monthly payroll deductions for such benefits) until the earliest of December 31, 2006, the date of termination of the plan under which those benefits are provided or the date that the provision of those benefits would be precluded by law or contract. Notwithstanding the foregoing, the Individual may elect continuation of coverage under the Company's health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the terms of such plan.

     5. Stock Options. The options to purchase shares of Teletouch Common Stock, par value $.001 per share ("Common Stock") granted to the Individual that remain outstanding as of the Termination Date will be vested and exercisable for a period until December 31, 2006, if and only if, the Individual complies with all the terms and conditions of this Agreement through December 31, 2006. If the options are not exercised prior to December 31, 2006 or if the Individual fails to comply with all the terms and conditions of this Agreement through the earlier of their exercise or December 31, 2006, the options will be forfeited in accordance with the terms and conditions set forth in the underlying stock option plans, grants and agreements. For the avoidance of doubt, the Individual and the Company agree that the description of such outstanding options, including without limitation the number of shares, exercise price, vested status, forfeiture status and exercise periods for each such option, are accurately set forth in Exhibit B hereto.

     6. Business Expenses. The Individual will not be entitled to any further business expense reimbursements from the Company unless the Individual has submitted an expense reimbursement request to the Company prior to his execution of this Agreement. Notwithstanding the foregoing, the Individual will be entitled to be reimbursed, upon the Effective Date, in the amount of any good faith deposit or expenditure that he made using his personal funds to any financial institution or adviser in an effort to obtain financing for the Company's two-way radio business provided that the same does not exceed $17,000 in the aggregate.

     7. Acknowledgement. The Individual acknowledges that the only compensation and benefits to which he will be entitled from the Company or from any other person or entity but arising by virtue of his employment by the Company are set forth in this Agreement. The Individual further acknowledges that he is not entitled to any other compensation from the Company, whether under the Employment Agreements or otherwise.

     8. General Releases. In consideration of the commitments made by the Company under this Agreement, and the release of the Individual from Claims (as defined below) set forth in this Section 8, the Individual will execute the General Release attached hereto as Exhibit A.

     In addition, Teletouch, for itself and on behalf of the Company, irrevocably, unconditionally, fully, and forever releases and discharges the Individual, together with his heirs, executors, administrators, attorneys, personal representatives, family members, successors, and assigns (collectively, the "Individual Released Parties"), from any and all manner of claims, claims for relief, demands, proceedings, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, losses, actions, and causes of action, of any kind or description whatsoever, known or unknown, contingent or accrued ("Claims"), that Teletouch and its agents, subsidiaries and affiliates (collectively, the "Teletouch Parties") now have, have had or may have against any Individual Released Party of any kind with respect to any cause, matter, fact, circumstance, event, agreement, or otherwise arising out of, relating to or resulting from the breach or alleged breach of any representation or warranty by the Individual in the Employment Agreement, the breach or alleged breach of any fiduciary duty of disclosure owed by the Individual to the Company or its Board of Directors in connection with the negotiation, execution and/or authorization of the Employment Agreement, or any further obligation otherwise owing under the Employment Agreement following the execution of this Agreement (the "Released Matters"). It is understood that nothing herein is to be construed as an admission on behalf of the Individual Released Parties of any wrongdoing with respect to the Teletouch Parties or under the Employment Agreement, any such wrongdoing being expressly denied by the Individual Released Parties.

     The Teletouch Parties affirm that they have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on their behalf, any Claim, against the Individual Released Parties before any federal, state, or local agency, court, or other body (including arbitral bodies) relating to the Released Matters.

     9. Non-Competition. Until April 1, 2009, the Individual will not, within any state in which the Company is duly qualified to do business, or in any state in which the Company is then providing services or marketing its services (or engaged in active discussions to provide such services), or within a one hundred
(100) mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes with any existing business of the Company (unless the Board of Directors of Teletouch authorizes such activity and the Company consents thereto in writing); provided however that this covenant shall not preclude the Individual from operating any business that Individual may hereafter purchase or license from Teletouch. Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will not be prohibited by this Section 9(a). For purposes of this Agreement, business of the Company shall mean providing telecommunications services, including but not limited to paging services, two-way radio services and GPS telemetry products and systems for wireless data transmission, throughout the United States. At the option of the individual and so long as the Individual shall have executed the general release attached hereto as Exhibit A, the Individual's obligations under this Section 9 shall be suspended during any period in which the Company fails to pay him the separation payment required to be paid to him pursuant to this Agreement.

     10. No-Hire and Non-Solicitation. For 18 months after the Effective Date and absent the prior written consent of the Company, the Individual will not (a) knowingly directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company's employ,
(b) knowingly directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Teletouch Board of Directors shall have authorized such employment and Teletouch shall have consented thereto in writing) or (c) knowingly induce or attempt to induce any customer, supplier, distributor, licensee or licensor of the Company to cease doing business with the Company.

     11. Intellectual Property. The Individual warrants and represents that, during his employment with the Company, he has not made any "Inventions" (as defined below) that relate to the Company or its business, that he has not already assigned to the Company in writing (previously or as provided below) or that are not already owned by the Company by operation of law. The Individual understands that all copyrightable Inventions that he made during his employment with the Company, if any, that relate to the Company or its business are "works made for hire" within the definition of the Copyright Act and are the property of the Company (to the greatest extent permitted by applicable law). To the extent that any Inventions that the Individual made during the Individual's employment with the Company that relate to the Company or its business are not owned by the Company by operation of law, the Individual hereby assigns to the Company all of his right, title and interest in and to such Inventions, including without limitation all patent, copyright, trade secret and other intellectual property rights. The Individual agrees to take all actions reasonably requested by the Company, including without limitation signing assignments and other documents, to confirm, record and defend the Company's sole ownership of such Inventions and to give effect to the foregoing provisions, all at the Company's sole cost and expense. "Inventions" means inventions, product improvements, new products and processes, patents, copyrights, trade secrets, trademarks, software, and works of authorship, and all files and records related thereto, relating to the business of the Company.

     12. Confidential Information. The Individual acknowledges that, during his employment with the Company, the Individual was privy to all types of information that the Company considers proprietary and/or confidential ("Confidential Information"). Such Confidential Information includes, without limitation: marketing practices, pricing practices, profit margins, design specifications, analytical techniques, trade secrets, technical information, operation plans and techniques; customer lists and contact information; customer preferences; product, services, and supply costs; financial information; distributor information and costs; business plans and strategies; business contract terms and practices; trade secrets; and other intellectual property; in each case belonging to the Company. Confidential information shall not include
(i) any information that is or becomes readily available in the public domain,
(ii) any information that comes into possession of the Individual from a third party (so long as the party providing such information to the Individual is not in breach of any confidential obligation) or (iii) is revealed or disclosed as part of or resulting from any court or other legal proceeding. The Individual acknowledges that the Confidential Information is important to the Company and its business, and the need for the Company to keep such information confidential. Consequently, the Individual will hold in the strictest of confidence, and not use, permit others to use, reproduce, or otherwise disclose to any third party, the Confidential Information (as long as such information remains proprietary and/or confidential) for a period of five years from the date of this Agreement. The Individual represents and warrants that he has returned to Teletouch all copies of all Confidential Information that were in his possession.

     13. Non-Disparagement. The Individual will not disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Company (including the Company's officers, directors or employees, stockholders (in their capacity as such) or subsidiaries) (collectively the "Company Parties")), whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.

     Similarly, the Company Parties will not disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Individual Released Parties, whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.

     Notwithstanding anything in this Section 13 to the contrary, neither the Individual nor the Company Parties will be prevented from making statements required by law or that such person is advised by counsel should be made or are appropriate to make in any proceeding to which such person is a party and which such person believes are truthful and are supportable by evidence, including complying with any court order, subpoena, or government investigation, or from complying with the requirements of any applicable law or common law duty.

     14. Cooperation. If deemed necessary by Teletouch, on advice of counsel, the Individual will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending, expected or future action, proceeding, internal investigation, governmental or regulatory investigation or inquiry (including without limitation the Securities and Exchange Commission ("SEC") or the American Stock Exchange("AMEX")), civil or administrative proceeding, arbitration, or litigation or audit involving the Company or any of its affiliates with respect to the time during which Individual was an employee, officer or director of Teletouch and relating to the Individual's responsibilities or activities as an employee of either of them, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which the Individual is called to testify, and the Individual will promptly respond to all reasonable requests by the Company relating to information that may be in the Individual's possession or under his control but not to the extent he has returned such information to the Company pursuant to Section 15. This obligation will exist regardless of whether the Company or any of its affiliates is named as a party to any action, proceeding, investigation, arbitration, or litigation. The Individual will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this Section 14 at the Company's cost and expense. Teletouch will promptly reimburse the Individual for any reasonable out-of-pocket and travel expenses incurred by him in connection with the fulfillment of his obligations under this Section 14, provided that expenses in excess of $2,000 must be approved by Teletouch, in writing, prior to the Individual incurring the expense. It is agreed that (i) Teletouch will provide the Individual with reasonable advance notice regarding these activities, and (ii) any requests made hereunder by Teletouch will be made in good faith and will not unreasonably interfere with the Individual's duties to any subsequent employer or his other business interests. The Individual shall have no obligation hereunder if the Company refuses to or fails to reimburse the Individual without reasonable basis within 30 days of providing receipts to the Company. Without limiting the generality of the foregoing, the Individual will, at the written request of Teletouch, render such certifications required for any period in which the Individual was a director or officer of the Company as may be required by the independent auditors or accountants of the Company, under applicable law or under the rules of the SEC or AMEX or under the standards, customs or practices of such independent auditors or accountants.

     15. Return of Company Property. Within five (5) days of the effectiveness of this Agreement, the Individual will deliver to the Chief Executive Officer of Teletouch (or pursuant to the written directions of the Chief Executive Officer of Teletouch), and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company, including, without limitation, computer hardware and software, electronic equipment, keys and identification cards, records, data, files, customer and client lists or information, notes, reports, correspondence, financial information, other documents, and confidential and/or proprietary information, including any and all copies of the foregoing and both paper and electronically-stored copies of the foregoing (the "Company Items"). Notwithstanding the foregoing the Individual may purchase the laptop computer and accessories that previously has been made available to him by the Company for the net book value at which it is carried in the financial records by the Company.

     16. Sale of Company's Assets. The Individual and the Company agree that no written or oral agreement exists between them that contemplates the purchase or sale of any of the Company's assets at this time or at any time in the future.

     17. Judicial Modification. The parties hereto agree that the provisions of this Agreement are severable and that it is the intent of the parties hereto that the restrictions contained in this Agreement be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained in this Agreement are for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restrictions will be construed, judicially modified, or "blue penciled" in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any of the restrictions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restrictions will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restrictions had never been contained in this Agreement.

     18. Injunctive, Equitable and Other Relief. Each party acknowledges that the remedy at law for its breach of any provisions of this Agreement may be inadequate, and that the damages flowing from such breach may not be susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Agreement, each party will be entitled to apply for immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. Nothing in this Section 18 will be deemed to limit a party's remedies at law or in equity that may be pursued or availed of by it for any breach by the other parties of any part of this Agreement.

     19. Effectiveness of this Agreement. This Agreement will not become effective until signed by all parties and thereafter only on the "Release Effective Date" (as defined in the General Release attached hereto as Exhibit
A).

     20. Forum Selection. Any dispute or controversy under or related to this Agreement will be resolved in the state courts of Delaware, and the parties hereto submit to the personal jurisdiction of such courts. Claims may also be brought in federal or state courts in Delaware. Notwithstanding the foregoing, an action by the Company to enforce the restrictions and/or obligations contained in Sections 9 through 15 above may be brought by the Company within any court having proper jurisdiction.

     21. Entire Agreement. This Agreement contains the entire agreement between the Individual and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, whether formal or informal, oral or written, between the Company and the Individual with respect to the subject matter of this Agreement, including without limitation the Employment Agreement between the Individual and Teletouch Communications, Inc. For the avoidance of doubt, the Employment Agreement is declared null and void, and, in any event, is terminated by this Agreement.

     22. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement. Any waiver hereunder must be in writing and signed by the party granting such waiver.

     23. Successors and Assigns. This Agreement, and the rights and obligations of the Individual and the Company under this Agreement, will inure to the benefit of, and will be binding upon, the Individual and his heirs, the Company and its successors and assigns. This Agreement, and the rights and obligations under this Agreement, may not be assigned by the Individual or Teletouch (including by operation of law). This Agreement is not made for the benefit of any person, firm, corporation or other entity or individual, other than the parties hereto, the Individual Released Parties and the Teletouch Released Parties (as defined in Exhibit A).

     24. Notices. All notices required by this Agreement will be in writing, and will be deemed to have been duly delivered when delivered in person, when mailed via certified mail, return receipt requested, when mailed via recognized overnight courier (e.g., FedEx), or one business day after being sent via confirmed facsimile or e-mail as follows:

     If to the Company:

     Teletouch Communications, Inc.
     1913 Deerbrook Drive
     Tyler, Texas 75703
     Attention:  Chief Executive Officer
     Phone: (903) 595-8800
     Facsimile: (903) 595-8850
     E-mail:  kip.hyde@exchange.teletouch.net

     With a copy to:

     Ralph V. De Martino, Esq.
     Cozen O'Connor
     1667 K Street, NW
     Suite 500
     Washington, DC 20006
     Phone:  202-912-4800
     Facsimile:  202-912-4830
     E-mail:  rdemartino@cozen.com

or to such other address as a party hereto specifies in writing in accordance with this Section 24.

     25. No Representations or Other Inducements. Both the Individual and Teletouch acknowledge that the other parties have not made any representations or warranties to the Individual or Teletouch, as applicable, concerning the terms, enforceability, or implications of this Agreement and that none has provided any inducement for the other to execute this Agreement other than the consideration referred to herein.

     26. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of laws principles.

     27. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement.

     28. Acknowledgement; Representations. The Individual and Teletouch represent and warrant that (a) he and they have carefully read and fully understand the terms of this Agreement, (b) he and they have had the benefit of advice and assistance of counsel with respect to the terms and conditions of this Agreement, or have voluntarily decided to forego the right to seek such advice and assistance, and (c) he and they knowingly and voluntarily, of his and its own free will and without any duress, and after due deliberation, accept the terms and conditions of this Agreement and sign the same as his and its own free act for the purpose of making full compromise and settlement of all claims. Teletouch hereby represents and warrants to the Individual that (i) the execution, delivery and performance of this Agreement by them have been approved by all necessary corporate and Board of Directors or Board of Governors action, and do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which it is a party or by which they are bound and (ii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of it, enforceable in accordance with its terms.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.


TELETOUCH COMMUNICATIONS, INC.


By:  /s/ Thomas A. Hyde, Jr.
     Name:    Thomas A. Hyde, Jr.
     Title:   CEO


INDIVIDUAL

/s/ J. Kernan Crotty

                          EXHIBIT A -- GENERAL RELEASE

     FOR AND IN CONSIDERATION OF the Agreement to which this General Release is attached, I, J. Kernan Crotty, agree, on behalf of myself and my heirs, executors, administrators, and assigns, to release, discharge, hold harmless and covenant not to sue, Teletouch Communications, Inc. ("Teletouch"), its present and former, direct and indirect subsidiaries (collectively, the "Company Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") that I and my heirs, executors, administrators, and assigns have, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment by the Company and the cessation, termination and resignation thereof, my employment agreement with Teletouch (dated April 1, 2002 as amended April 1, 2005), my service as director for the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. ss.ss. 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. ss.ss. 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. ss.ss. 2101 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. ss.ss. 151 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.ss. 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss.ss. 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. ss.ss. 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1001 et seq., and any other equivalent federal, state, or local statute.

     I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have voluntarily decided not to seek such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment.

     I affirm, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, or to pursue or cause to be pursued on my behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any federal, state, or local agency, court, or other body relating to my employment and/or the cessation thereof, and agree, to the maximum extent permitted by law, not to participate voluntarily in such a proceeding. However, nothing in this General Release will preclude or prevent me from filing a claim with the EEOC that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

     I acknowledge that I have twenty-one days in which to consider whether to execute this General Release, but hereby waive such period to the fullest extent permitted by law. I understand that I have the right to seek legal counsel. I understand that upon my execution of this General Release, I will have seven days after such execution in which I may revoke my execution of this General

Release. In the event of revocation, I must deliver written notice of such revocation to the Chief Executive Officer of Teletouch at 1913 Deerbrook Drive, Tyler, Texas 75703 (facsimile: 903-595-8850). I understand that the notice of revocation must be received at this addresses or fax number within such seven-day period. If seven days pass without receipt of such written notice of revocation as provided herein, then this General Release will become binding and effective on the eighth day (the "Release Effective Date") without any further action by me or any Released Party.

     This General Release will be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles.


/s/ J. Kernan Crotty                                          Date: 12/20/05

NOTARIZED DOCUMENT

STATE OF TEXAS

COUNTY OF SMITH

DATE: 12/20/05

                            EXHIBIT B - STOCK OPTIONS


                                     Options                   Options
                                   Outstanding    Options     Forfeited
                        Date of        on        Vested on       on        Expiration Date   Exercise
                        Option     Resignation  Resignation  Resignation     for Vested      Price of
Title of Security        Grant        Date         Date         Date           Options        Options
--------------------- ------------ ------------ ------------ ------------ ------------------ ----------
Non Qualified Stock
Option issued in
connection with
employment as CFO     11/9/1998    50,000       50,000       -            December 31, 2006  $0.240000
--------------------- ------------ ------------ ------------ ------------ ------------------ ----------
Non Qualified Stock
Option issued in
connection with
employment as CFO     12/1/2000    100,000      100,000      -            December 31, 2006  $0.240000
--------------------- ------------ ------------ ------------ ------------ ------------------ ----------
Non Qualified Stock
Option issued in
connection with
employment as
President             12/17/2001   333,333      333,333      -            December 31, 2006  $0.282000
--------------------- ------------ ------------ ------------ ------------ ------------------ ----------
Non Qualified Stock
Option issued in
connection with
Employment
Agreement dated
April 1, 2002         9/1/2002     166,667      166,667      -            December 31, 2006  $0.333000
--------------------- ------------ ------------ ------------ ------------ ------------------ ----------
